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                                                                    EXHIBIT 10.2


                             DISTRIBUTION AGREEMENT

                  Entered into this 1st day of August, 1997

                                    BETWEEN

Digene Corporation, a company organized under the laws of the State of Delaware, United States of America ("U.S.A.") and having its offices at 9000 Virginia Manor Road, Bellsville, Maryland 20705, U.S.A. ("Digene");

                                      AND
Murex Diagnostics Corporation, a company organized under the laws of Barbados and having its headquarters at White Park House, White Park Road, Bridgetown Barbados ("MDC").

                                   WITNESSETH

WHEREAS Digene is engaged in the business of developing, manufacturing and marketing medical diagnostic products; and

WHEREAS MDC desires to acquire from Digene the right to distribute the medical diagnostic products and biomedical research products identified herein (collectively, the "Products").

NOW THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1.      DISTRIBUTORSHIP
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        1.1     Digene hereby grants MDC the exclusive right to distribute the
                Products described in Exhibit A, attached hereto and made a part hereof during the term of this Agreement, to any testing location in the Territories described in Exhibit B (the "Territory"), and subject to the terms and conditions of this Agreement. No rights whatsoever are granted to distribute Products outside the Territory, whether directly or indirectly through purchasers in the Territory for resale or other distribution outside the Territory. MDC hereby agrees to sell and promote the sale of the Products in conformity with and subject to the terms and conditions of this Agreement and further agrees not to sell or otherwise distribute Products to purchasers in the Territory for resale or other distribution outside the Territory. Digene agrees not to sell or otherwise distribute Products to purchasers outside the Territory for resale or other distribution in the Territory.

        1.2 Products of Others. MDC shall have the right to distribute, sell or sublicense the products of any manufacturers provided that such other products are not similar to or competitive with the Products and provided MDC is not in competition with Digene. MDC shall be deemed to be in competition with Digene if MDC, any of its affiliates, parent companies or respective agents commences the distribution or sale of a DNA or RNA probe assay or other DNA or RNA based product for detection of HIV RNA, HBV DNA, or CMV DNA assays based on Digene Confidential Information. Patent Rights (such terms as defined in the 1994 Development and License Agreement dated May 31, 1994) or any pending patent claimed by Digene and filed by Digene as of the date of this Distribution Agreement, or any product based in any respect upon Digene's Hybrid Capture(R), SHARP Signal or Digene's proprietary Hybrid Capture assay detection formats.

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        1.3     If Digene introduces any DNA assay other than a Product into an active development program, then Digene agrees to notify MDC and discuss in good faith the distribution of such product with MDC, but without obligation to reach agreement.

2.      RESPONSIBILITIES OF MDC

        2.1 MDC Responsibilities. In addition to all other rights and obligations created by this Agreement and subject to Digene not limiting MDC from meeting its responsibilities, MDC shall:

                2.1.1 Use its reasonable efforts in the Territory to distribute and support the Products including, without limitation, the requirement to advertise the Products and participate and exhibit the Products at major local exhibitions for infectious disease diagnostics on a country by country basis each year.

                2.1.2 Maintain an adequate and qualified sales force to accomplish the market objectives for the Products.

                2.1.3 Provide adequate and competent technical assistance in support of any prospective or actual Product sales in the Territory including training salesmen and end users.

                2.1.4 Maintain at all times a stock of Product necessary to supply reasonable estimated demand therefor with consideration given to normal time delays.

                2.1.5 Provide adequate customer and technical support for the Products and reasonably assist Digene in the discharge of obligations to the customer.

                2.1.6 Provide to end users written instructions which have been agreed upon by Digene and MDC as to the usage of each of the Products.

                2.1.7 Deliver Products in the packaging agreed upon by Digene and MDC. This packaging will include the name and logo of Digene, as the manufacturer.

                2.1.8 Work with Digene quarterly to determine MDC's estimated Product requirements for the next quarter, marketing potential, trends and forecasts, competition, marketing techniques, current developments in the Territory, changes of regulations governing the sale of Products in the Territory and amounts of Products sold. MDC expressly disclaims any liability regarding the information concerning changes in the regulations.

                2.1.9 Comply with and help Digene to comply with all present and future regulations and/or licensing requirements promulgated by authorized governmental authorities effective during the term of this Agreement and required in order to carry out the terms of this Agreement.

                2.1.10 Exhibit C to this Agreement outlines specific support and promotional activities which MDC agrees to perform under this Agreement. In addition, Exhibit C outlines specific undertakings by Murex regarding the implementation and rules of engagement of this Agreement.

        2.2 Scope and Limitations of Authority: This Agreement does not create an employer-employee relationship between Digene and MDC, nor an agency, joint venture or

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                partnership. Neither party shall have the authority to act for or bind the other in any way, to execute agreements on behalf of the other or to represent that either party is in any way responsible for the acts or omissions of the other. Digene shall not have the right to direct or control MDC's performance. MDC shall be an independent contractor only and may not engage any other entity other than current resellers to carry out any or all of its undertakings under this Agreement unless such engagement is agreed to by Digene in writing. MDC shall not appoint any other firm to sell the Products in the Territory unless agreed in writing by Digene. A list of current resellers approved by Digene is provided as Exhibit F.

        2.3 Protection of Digene's Licenses: MDC acknowledges and agrees that all Digene proprietary rights in Products delivered to MDC by Digene are and shall remain at all times the exclusive property of Digene and may not be duplicated by MDC or used except pursuant to this Agreement and that MDC, by taking delivery of, making payment for, distributing, and selling or otherwise using or transferring any of the Products, shall not become entitled to any proprietary rights in any such Products. MDC shall take all reasonable measures to ensure that all proprietary rights of Digene in the Products remain with Digene, except that MDC will not be obligated to institute legal actions against its customers or take responsibility for their actions.

        2.4 Trademark Protection: MDC is hereby granted a non-exclusive license to use Digene's current and future trademarks solely for the purposes of promoting the Products and fulfilling its obligation under the terms of this Agreement. MDC agrees not to apply for registration of any trademarks used by Digene or anyone relative to the Products, except where Digene shall be the owner of such trademarks.

        2.5     Confidentiality of Information:

                2.5.1 From time to time, Digene may make available to MDC information of a confidential nature including, but not limited to, medical and technical data, test and analysis data, marketing, application, manufacturing, financial, bookkeeping, business, market and customer information in a written form or orally. All oral disclosures will be reduced to writing within thirty
                        (30) days and all confidential material will be clearly labeled CONFIDENTIAL. MDC shall not disclose such information to others or use such information without the prior written consent of Digene, except to the extent required by law. All other data or proprietary information transmitted by Digene to MDC shall be treated by MDC with the same care as it would exercise in the handling of its own confidential or proprietary information and in no event shall such information be disclosed to any person including employee, consultant and/or contractor unless such individual is bound by the terms of this paragraph. Upon termination or cancellation of this Agreement for any reason, all such data, proprietary information and confidential information of Digene shall be immediately returned by MDC to an officer of Digene and the limitations and undertakings specified in this paragraph shall remain in effect for a period of four years from the date of termination or expiration of this Agreement. Confidential information as referred to in this Section
                        2.5 shall not include information (i) which is or becomes public knowledge through no fault of MDC; (ii) which is known to MDC at the time of disclosure by Digene, as evidenced by MDC's written records; (iii) which is disclosed to MDC on a non-confidential basis by a third party having no obligation of secrecy to Digene.
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                2.5.2.  From time to time, MDC may make available to Digene information of a confidential nature including, but not limited to, medical and technical data, test and analysis data, marketing, application, manufacturing, financial, bookkeeping, business, market and customer information in a written form or orally. All oral disclosures will be reduced to writing within thirty
                        (30) days and all confidential material will be clearly labeled CONFIDENTIAL. Digene shall not disclose such information to others or use such information without the prior written consent of MDC, except to the extent required by law. All other data or proprietary information transmitted by MDC to Digene shall be treated by Digene with the same care as it would exercise in the handling of its own confidential or proprietary information and in no event shall such information be disclosed to any person including employee, consultant and/or contractor unless such individual is bound by the terms of this paragraph. Upon termination or cancellation of this Agreement for any reason, all such data, proprietary information and confidential information of MDC shall be immediately returned by Digene to an officer of MDC and the limitations and undertakings specified in this paragraph shall remain in effect for a period of four years from the date of termination or expiration of this Agreement. Confidential information as referred to in this Section
                        2.5 shall not include information (i) which is or becomes public knowledge through no fault of Digene;
                        (ii) which is known to Digene at the time of disclosure by MDC, as evidenced by Digene's written records; (iii) which is disclosed to Digene on a non-confidential basis by a third party having no obligation of secrecy to MDC.

        2.6 Customer Equipment and Software Validation. The validation of equipment and software for use on Products shall be jointly completed by Digene and MDC and shall need a jointly agreed-upon Validation Protocol. The Validation Protocol shall meet the standards applied to Digene's development Programs as defined in the Digene-Murex Development and License Agreement dated April 14, 1993.

                MDC shall market and sell only equipment and software to perform Product assays which have met Validation Protocols (Validated Equipment and Software). MDC shall use reasonable efforts to assure that all customers for Products are trained and are performing assays only on Validated Equipment and Software. If the customer chooses not to acquire equipment and software from Digene or MDC, then MDC will use all reasonable efforts to assure that the customer is nevertheless using Validated Equipment and Software.

                Digene and MDC agree that MDC will use best efforts not to place Validated Equipment or Software at a customer site which will not be running Product assays on Validated Equipment and Software.

                The failure by a customer to use Validated Equipment and Software for running Product assays shall invalidate any warranty given by Digene as to the accuracy of the results of the Product assay or as it related to Product performance as stated in the Agreements.

3.      RESPONSIBILITY OF DIGENE

        3.1 Support Responsibilities: In addition to other rights and obligations created by this Agreement, Digene shall:


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                3.1.1   Make every reasonable effort to deliver Products set
                        forth in MDC's orders pursuant to the terms of this Agreement. Shipments shall be made to MDC not later than 15 days from the date on which the order is received. Digene reserves the right to immediately cease all shipments of Product upon the discovery of a non-conformity to specification in the Product. Digene shall renew shipment only upon correction of such non-conformity.

                3.1.2 Provide a reasonable quantity of current promotional material literature relating to the Products; and Digene shall, at the request of MDC, provide a reasonable amount of sales and product training to key employees of MDC for the purpose of training MDC in the proper support of the Products. MDC agrees to pay all reasonable travel, travel related, and living expenses of Digene personnel directly incurred by Digene in providing such sales and product training at MDC's request.

                3.1.3 Assist MDC, upon request and subject to Digene's approval, which shall not be unreasonably withheld, in making presentations to MDC's customers or prospects.

        3.2 Digene's Proprietary Marks: Digene may affix its trade name, service marks or trademarks, now owned or hereafter acquired by Digene (collectively the "Proprietary Marks"), to any of the Products. MDC shall not have or acquire any right, title or interest in the Proprietary Marks, either used alone or in conjunction with other words or names, or in the good will thereof, and shall not use any such Proprietary Marks without the express written consent of Digene. Should MDC, in spite of this provision, acquire any such title or interest by operation of law or otherwise, MDC shall immediately notify Digene of that fact and will, upon request by Digene, assign without consideration the same to Digene. Upon Termination for cause as defined in Section 7.2, MDC shall immediately return to Digene all advertising, sales or promotional material containing Digene's Proprietary Marks, and a complete list of active accounts, outstanding quotations and product inquiries received in the six months preceding termination.

        3.3 Digene accepts the responsibility to provide MDC with complete information regarding limitations to use of the Products, especially those limitations which are required to be disclosed under the regulations of the United States Food and Drug Administration ("FDA"). Digene will work with MDC to gain and maintain all governmental approvals, except customs and importation, especially that of the FDA when necessary for MDC to sell the Products in the Territory. MDC will aid Digene in obtaining regulatory approval or appropriate government notifications indicating, if this be the case, that regulatory approval is not required in Territory countries.

        3.4 Digene and MDC shall agree on the Product Claims for each Product prior to the first delivery of such Product to MDC.

        3.5 No amendment may be made by Digene to the Product Specification or Product Claims without the prior written approval of MDC except where such amendment is made in compliance with governmental requirements and MDC has been notified in advance.

        3.6 Digene undertakes to ensure that all Products are manufactured, packaged and supplied in accordance with the Product Specification and Product Claims.


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3.7     Digene undertakes to provide MDC with complete information regarding any limitation on the right to use the Products, including any limitations imposed under any regulations of the FDA, as soon as possible after becoming aware of such limitation.

3.8 Digene undertakes in respect of each delivery of Products to MDC to give notice to MDC or such MDC affiliates as shall be designated as the delivery address in purchase orders for Products placed by MDC or an MDC affiliate on Digene with such delivery in an agreed form certifying that the Products in that delivery have been analyzed and meet the Product Specification as agreed upon jointly in writing between MDC and Digene, citing the lot number of the Products and the date on which the shelf-life for such Products expires. All Products will have a minimum of at least (5) five months shelf life from the date of shipment unless agreed to in writing between Digene and MDC. Digene agrees to work in good faith to achieve a (6) six month shelf life remaining from the date of shipment for all products. MDC will be notified in writing by Digene as soon as Digene deems that six month dating from the date of shipment is possible.

3.9 Digene shall notify MDC of the discovery and nature of any non-conformance of any Product to its Product Specification and/or Product Claims and keep MDC informed of the progress of corrective actions instigated by Digene.

3.10 Subject to receiving at least five (5) working days prior notice, Digene will allow MDC and its duly authorized representatives and the personnel of appropriate regulatory authorities during normal business hours access to such premises as are used in the production and testing of the Products for the purpose of inspection thereof.

3.11 If MDC reasonably considers it necessary in the light of customer complaints it receives in respect of any Products (or when an appropriate regulatory authority requires it) Digene shall at MDC's request instigate a quality control/quality assurance investigation in respect of the Products and report its findings to MDC as soon as such findings are available and in any event within one (1) month of MDC's request.

3.12 If Digene's findings are not in MDC's reasonable opinion considered adequate to explain and resolve the problem or complaint giving rise to a request by MDC under Section 3.11 Digene shall allow MDC the right to raise specific questions about the complaint and the findings and any other matter pertinent thereto. Digene's relevant personnel shall provide MDC with such reasonable information and assistance and pertinent information as MDC may require in this regard.

3.13 Digene undertakes to inform MDC of any material complaints Digene may receive from its own customers or from any government or regulatory authority in respect of the Products, their manufacture or constituents, and Digene's findings in respect thereof. Such information and copies of any relevant correspondence in relation thereto shall be supplied to MDC as soon as practicable after receipt or issuance by Digene.

3.14 All packaging and trade dress of the Products including all labels attached to and/or supplied with the Products shall be agreed between the parties in writing in advance and shall not be changed except by agreement, such agreement not to be unreasonably withheld by either party, and following the procedures agreed between the parties from time to time. All such packaging and labeling shall comply with any regulatory requirement relating thereto.

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        3.15    Digene's manufacturing process for any Product shall not be amended in any way that could reasonably be expected to affect the performance of that Product except with the prior written agreement of MDC. In the event of such agreed amendment Digene shall provide reasonable documentation to enable MDC to appropriately modify the Product Specification and the QA Specification to be applied to the Product hereunder. For the avoidance of doubt, it could reasonably be expected that performance of a Product would be affected by changes including but not limited to the source of materials, manufacturing process, labeling and packing components, bottle fill volumes or adjustment of shelf life.

        3.16 Digene agrees to take all reasonable steps to ensure that the Products comply with all present and future regulations and licensing requirements issued by any authorized governmental authority which are effective during the term of this Agreement where such compliance is required by law to carry out the distribution and sale of the Products within the Territories. MDC agrees to provide Digene with reasonable assistance in the performance of its obligations pursuant to this paragraph.

        3.17 Digene will take all steps necessary to gain and maintain all governmental approvals necessary for the manufacture, marketing, export, and sale of the Products and without prejudice to the generality of the foregoing, all FDA approvals for MDC to sell the Products, in the Territory. MDC shall take all reasonable steps to assist Digene to obtain such regulatory approvals as are necessary for marketing and sale of Products in the Territory.

        3.18 Digene agrees to follow FDA approved and inspected procedures to ensure that the quality of the Products is achieved and maintained. In the case of complaints from purchasers or other users of the Products supplied to MDC, Digene will examine samples retained from each lot in order to verify and/or assess the cause of such complaints and notify MDC of the details of such examination.

        3.19 Exhibit C to this Agreement outlines specific undertakings by Digene regarding the implementation and rules of engagement of this Agreement.

4.      PURCHASE OF PRODUCTS

        4.1 Products: MDC shall purchase all units of the Products from Digene and shall retain them in its own Inventory. MDC shall deliver such units of the Products to its customers and shall be responsible for sending invoices to such customers and for collecting any purchase price or other charges due therefor.

                MDC acknowledges that Digene manufactures products for in vitro diagnostics and for biomedical research laboratories.
                The Products which Digene agrees to provide are referred to in Exhibit A. Digene will provide, at Digene's cost, DML-2000 luminometers, rotary shakers, and data analysis systems on placement guidelines jointly agreed upon between Digene and MDC. In the event MDC desires to place equipment at accounts or in territories which are not within the placement guidelines, then MDC shall have the option to purchase equipment at prices jointly agreed upon between MDC and Digene. Certain accessories and laboratory equipment are listed on Exhibit A. MDC shall have no rights to distribute Digene's biomedical research products or other in vitro diagnostic products unless specifically agreed to in writing by Digene.


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4.2     Purchase Prices: MDC acknowledges and agrees that it shall pay the total purchase price ("Purchase Price") for each Product ordered.  The
        Purchase Prices shall be paid to Digene as provided for in the Price
        List set forth in Exhibit D, Part 1 and Part 2, attached hereto and made a part hereof. Where MDC and Digene agree that price reductions are required to achieve increased market penetration, such price reductions will be negotiated on a country by country basis. Digene agrees to provide MDC with 60 days advance notice of price changes and to increase prices no more frequently than once every twelve (12) months. Digene and MDC agree that kit pricing will be set to provide Digene revenue equal to 60% of end-user sales. Digene will meet all freight and insurance costs in delivering Product to Murex European affiliate companies and MDC will meet all import duty taxes. At the end of each Digene fiscal year MDC and Digene will work together to adjust the net purchase price of each class of kits (HIV RNA, CMV DNA, HBV DNA) such that Digene obtains revenue equal to 60% of MDC's net sales. Net sales shall be as defined in the 1994 Development and License Agreement between Digene and MDC dated May 31, 1994.

        In addition, Digene shall be liable to pay for any penalty charges levied by the relevant Government authorities as a result of non-compliance by Digene of terms and conditions stipulated in Government tender or contracts or any local purchase order provided that Digene has previously agreed in writing to be bound by the terms of such agreement.

4.3 Delivery and Payment. "Delivery" shall take place when shipments are shipped from Digene in accordance with instructions from MDC. In the absence of specific routing instructions, Digene reserves the right to select the carrier and method of conveyance.

4.4 Risk of Loss: Risk of loss shall pass to MDC on shipment. If a shipment of Products is not accepted by MDC due to failure to meet the Product Specification, MDC will immediately notify Digene, return a sample of Product at Digene's request and cost, if the failure is shown to be a failure by Digene, and provide its reasonable efforts to help Digene determine the source and nature of the problem. Digene may request the return of the entire shipment, but will be obligated to pay all freight and customs fees. The MDC will use its reasonable efforts to assist Digene in pursuing a claim with the shipper at Digene's request. Furthermore, if MDC is pursuing a claim with a shipper, Digene will use its reasonable efforts to assist MDC in pursuing such claim.

4.5 Digene undertakes to supply, free of charge, one (1) kit from each manufactured batch of Products in the delivery of Products to fill an order from MDC to enable MDC to ensure that the Product conforms with the Product Specification.

4.6 As soon as practicable after taking delivery of the Products, MDC shall carry out an inspection on the Products to determine whether the Products were shipped with the remaining shelf life specified in the Product Specification and as defined in Section 3.8 and whether the correct quantity has been delivered and within two (2) weeks of delivery shall confirm or dispute the quantity of the Products supplied. Absence of notification shall signify notification of acceptance.

4.7 Digene agrees to replace any Products not conforming with the Product Specification, Product Claims or QA Specification within their shelf life provided that at Digene's option such Product is returned to Digene within 30 days of discovery and MDC provides Digene with written details of non-conformance. Digene shall not be liable to replace any Product which has a non-conformity caused by misuse of the Products





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                by the negligence of MDC.  Digene agrees to meet all costs whatsoever incurred in the proper return and/or replacement of any Product pursuant to this paragraph.

        4.8 In the event of any dispute arising between the parties which they are unable to settle amicably as to the quantity, quality and/or suitability for use of Products, taking account the terms of this Agreement and in particular the warranties of Digene, the matter (including the question of payment for the relevant Products by MDC) shall be determined in accordance with
                Section 8.1.

        4.9 MDC reserves the right to reject any Products which have been supplied in breach of Digene's obligations under this Agreement notwithstanding that payment has been made. Digene agrees to replace such Products and to send such replacement Products free of charge to MDC forthwith by airfreight prepaid to a destination as instructed by MDC.

        4.10 In the event that it is determined that damage to a Product was caused during shipment by a carrier appointed by MDC and a claim in respect of such damage is denied by MDC's insurance company due to an inherent defect in the Product or improper packaging, where Digene does not have grounds to reasonably object to this conclusion, Digene shall replace such Products immediately free of charge to MDC by airfreight prepaid to a destination as instructed by MDC. MDC shall provide all reasonable assistance to Digene should Digene pursue any claim against the third party responsible for the shipment.

        4.11 In the event of a recall, market withdrawal or correction of any Products arising from a defect in the Products, Digene shall replace the defective Products and deliver these replacements free of charge as directed by MDC. In the event of a recall, market withdrawal or correction of any Products which is proven to be the result of willful fraud or gross negligence of Digene, Digene shall reimburse MDC for all reasonable documented costs and expenses associated with such an action save that Digene shall not reimburse MDC for any costs that are proven to be the result of willful fraud or gross negligence of MDC.


5.      PAYMENT

        5.1 Terms: Payment will be due at the end of the month following the month of the date of invoice. Any invoice amount which is not paid when due will bear interest at the rate of one and one-half (1.5) percent per month. No Purchase Price or sums owed to Digene by MDC shall be subject to set off for claims of MDC. Digene shall have the right not to make further shipments to MDC if MDC has any invoices which are more than 90 days in arrears.


        5.2 Taxes and Duties: MDC shall pay any and all applicable sales, use or excise, state, local, federal or other taxes, Customs duties, or amounts legally levied with respect to the transportation, sale, transfer, license, sublicense or use of Product by MDC, or upon the provision of any services by MDC with respect to a Product, as such taxes or amounts that may now or hereafter be imposed under the authority of any nation, group of nations, state, or local taxing jurisdiction.

6.      WARRANTY

        6.1 Warranty: Digene agrees to replace any Product not performing or conforming to the Product Specifications as agreed upon jointly in writing between MDC and Digene pursuant to Section
                3.8 if the nonconforming Product is returned to Digene within the




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                period of the shelf life specified by Digene for each of the
                Products and provided that such nonconformity was not caused by misuse or negligence of MDC. All third party expenses, including any applicable transportation, handling, Customs and related costs associated with the return and/or replacement of such Products, if determined to be non-conforming, shall be paid by Digene. DIGENE MAKES NO EXPRESS WARRANTY OTHER THAN THOSE HEREIN, AND EXCLUDES AND DISCLAIMS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES IN CONNECTION WITH THE DESIGN, SALE AND MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE OR USE EXCEPT THAT THE PRODUCTS ARE FREE FROM MANUFACTURING DEFECTS AND CONFORM TO DIGENE'S PUBLISHED SPECIFICATIONS AND, WHERE APPROPRIATE, THE REQUIREMENTS OF THE UNITED STATES FOOD AND DRUG ADMINISTRATION. DIGENE SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF IT HAS BEEN ADVISED THAT THE POSSIBILITY OF SUCH DAMAGE EXISTS. While MDC may provide a warranty for its end user, any warranty provided by MDC is its own. Digene will make a reasonable effort to provide an initial response to all customer complaints within five (5) working days after receipt of said information.

        6.2 Digene shall maintain product liability insurance during the entire term of this Agreement in an amount not less than $1 million. Digene shall include all the Products in such policy.

        6.3 Digene warrants that the Products supplied to MDC including the containerization and packaging therefor shall at the time of delivery be free from manufacturing defects and conform in all respects with the Product claims, the requirements of the FDA, and with International Airfreight Transport Association requirements in force at that time.

        6.4 Digene warrants that it has to the best of its knowledge and belief supplied to MDC full details of all patents or other intellectual property rights that are relevant to the sale by MDC of Products in the Territories and shall notify MDC on becoming aware of any other such intellectual property rights from time to time.

        6.5 Digene warrants that the Products supplied to MDC shall, subject to any damage to the Products subsequent to delivery of the products to MDC, conform in all respects with the Product Claims and Product Specification during the period of the shelf life of the Products.

        6.6 Digene warrants that the Products supplied to MDC shall have at least the minimum shelf life as specified in the Product Specification or as defined in Section 3.8, Product Claims, and any relevant packaging insert.

        6.7 Digene warrants that the tests and quality control procedures required to have been carried out by Digene prior to delivery shall have been carried out by Digene to the Products so delivered prior to delivery.

        6.8 Digene warrants that the Products supplied to MDC shall be manufactured and packaged in accordance with, and will meet, all applicable USA regulations covering good manufacturing practices.

        6.9 Digene warrants that the Products shall be fit for their purpose.

        6.10 Digene warrants that the Products shall be of merchantable quality.

        6.11 Digene warrants the Products shall be generally safe for their intended use.

        6.12 Digene warrants the Products shall be free of all liens and encumbrances of any kind.

        6.13 Digene hereby warrants that to the best of its knowledge the manufacture, marketing, distribution or sale of the Products does not infringe the intellectual property of any third party subsisting at the date of this Agreement.

7.      TERM AND TERMINATION

        7.1 Term: The initial term of the Agreement shall commence on the date of execution of this Agreement by both parties and will remain in effect for the initial term of four (4) years and seven (7) months, unless terminated earlier under the provisions herein. At the conclusion of the initial term, and provided that it has not been subject to earlier termination this Agreement shall be automatically renewed for additional successive one-year terms unless Digene or MDC chooses to terminate this Agreement by providing written notice at least 90 days in advance of the termination date or by providing 90 days notice at any time after the conclusion of the initial term.

        7.2 Termination for Cause: Digene may terminate this Agreement by sixty (60) days notice to MDC upon the occurrence of any of the following events should they not be remedied within such sixty day notice period:

                7.2.1   MDC fails to pay an invoice when due.

                7.2.2 MDC fails to fulfill one or more of its obligations under Section 1 or 2.

                7.2.3 IMTC becomes bankrupt, insolvent or becomes unable to pay its obligations when they become due.

                7.2.4 MDC fails to substantially perform the specific support and promotional activities outlined in Exhibit C without prior written agreement by Digene, such termination to be on a country by country basis.

                7.2.5 One or both of the Development and License Agreements dated May 31, 1994 or April 14, 1993 between International Murex Technologies Corp. ("IMTC") and Digene are terminated by Digene because of a breach by IMTC.

        7.3 Effect of Expiration, Termination: The effect of expiration or termination of the Agreement is to be as follows:

                7.3.1 Upon expiration of this Agreement or upon termination by either party, Digene undertakes to supply MDC with all Products required to enable MDC to fulfill its contractual obligations, including all tenders won or for which Murex has already bid prior to the date of such termination.

                7.3.2 Upon expiration of this Agreement or upon termination by either party, Digene may determine, at its option subject to Section 7.3.1, whether to ship products under any Product Orders previously submitted by MDC. MDC will have the right to sell all Products it has in inventory to the newly appointed Distributor at cost plus any handling cost or return all outstanding inventory to Digene at cost plus any handling cost with 1.5% interest upon expiration of the served 90 day notice of termination. All warranties in effect will survive the termination of this Agreement.

                7.3.3 Upon expiration of this Agreement or upon termination, the terms of paragraph 2.5 will remain in effect for an additional four years therefrom.

                7.3.4 Termination of this Agreement for any reason shall be without prejudice to any rights of either party against the other arising out of events occurring prior to that termination.

        7.4 Co-Exclusive Distribution or Wind-Down. Twenty-four (24) months from the effective date of this Agreement, MDC agrees that Digene may terminate this Agreement at any time on a country by country basis by providing 6 months advance notice in writing to MDC. Effective as of the notification date, Digene shall have the right to distribute Product directly on a co-exclusive basis to customers who are not active customers of MDC. At the end of the 6 month period, Digene will take over direct sales to all customers in the territories affected by the termination notice. If MDC has acquired equipment or accessories to support specific accounts, Digene agrees to acquire from MDC any field instrumentation in good working order used to support the Products which MDC desires to sell to Digene (a 3 year depreciation schedule will be used to calculate equipment value).

8.      MISCELLANEOUS PROVISIONS

        8.1 Arbitration: Any controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be settled by arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of Washington, D.C., U.S.A. and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

        8.2 Assignment: Digene or MDC have the right to assign its rights and obligations under this Agreement to any of its subsidiaries and/or affiliates provided that such entity assumes all Digene's or MDC's obligations under this Agreement. It is understood and agreed that MDC may not assign in whole or in part any interest in this Agreement other than as provided in this clause and
                Section 2.2 hereof, without the prior written consent of Digene. Any sale of all or substantially all of the assets or capital stock of MDC shall not be deemed to be an assignment of this Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assignees of the parties hereto.

        8.3 Force Majeure: Either party shall be excused from any delay or failure in performance hereunder caused by any labor dispute, governmental requirement, act of God, earthquake, inability to secure materials and transportation facilities, and other causes beyond its control. If such delay shall continue for more than 90 days, and 135 days in the case of Digene's inability to deliver Product, the party injured by the inability of the other to perform shall have the right, upon written notice to the other party, to terminate this Agreement.

        8.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties relative to the subject matter contained herein and supersedes all other agreements, oral and written, heretofore made between the parties, except that it shall not relieve either party from making payments which may be owing under an agreement prior to the date thereof. Any amendment hereto must be in writing and signed by an authorized representative of Digene and MDC. Should any portion of this Agreement be held invalid, or unlawful, the remainder of the Agreement shall continue to be binding on both parties.

        8.5 Captions: Section titles or captions contained herein are for reference only and shall not be considered in construing this Agreement.

        8.6 Notices: All notices and requests required or authorized hereunder, shall, except where specifically provided otherwise, be given either in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail, addressed to the party intended at the address set forth below. The date of delivery in the case of personal delivery or the date upon which it is deposited in the mail in the case of notice by mail, shall be deemed to be the date of such notice.

                Digene: Digene Corporation
                        9000 Virginia Manor Road, Suite 207
                        Beltsville, MD 20705

                        Attn: President or Executive Vice President

                MDC:    Murex Diagnostics Corporation
                        White Park House
                        White Park Road
                        Bridgetown
                        Barbados

                        Attn: General Manager

        8.7 Waivers: The waiver by either party of any breach or alleged breach of any provision hereunder shall not be construed to be a waiver of any concurrent, prior or succeeding breach of said provision or any other provision herein. Any waiver must be in writing.

        8.8 Records: MDC shall keep accurate and detailed records of all sales of the Products, and MDC shall permit examination and inspection of such records by authorized representatives of Digene, upon reasonable notice, during usual business hours. MDC may limit inspection of such information to an agreed independent auditor, only to the extent such inspection may divulge confidential information of MDC. In the event MDC exercises its right to limit inspection to an auditor, written records of sales not containing such confidential information shall be supplied by MDC per the terms of Exhibit C.

        8.9 Centralized Shipping: In the event MDC uses centralized ordering and shipping for products to be delivered to individual territories, MDC agrees to provide accurate data at the end of every month (within 15 days) outlining the countries where products have been shipped and the specific number of units shipped. If differential pricing is provided in different countries, MDC will make this information and the numbers of units to be purchased at each price clear on purchase orders or order at the price provided on Exhibit D Part 1, or subsequently agreed to in writing between the parties, in which case, a rebate will be provided on a monthly basis after the monthly unit volume by country information has been received.

        8.10    Governing Law

                8.10.1 This Agreement, and all of the rights and duties in connection therewith, shall be governed by and construed under the law of the State of Maryland, U.S.A. applicable to Agreements made and to be performed in that State.

                8.10.2 Each of the parties consents to the jurisdiction of the courts of the State of Maryland, U.S.A. and of the United States District Courts of Maryland, U.S.A. with respect to any dispute or controversy arising under or in connection with this agreement. A summons or complaint in any such action or proceeding may be served by mail in accordance with Section 8.6 provided a reasonable time for response is allowed. This Section is not intended to limit or amend the terms of Section 8.1 of this Agreement.

        8.11 Digene and MDC agree not to announce this Agreement by press release or other form of communication without the written approval of the other party. Both parties agree to keep this Agreement confidential unless required to disclose it by operation of law.

        8.12 Counterparts: Effectiveness of Agreement. This Agreement shall be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute the same instrument. This Agreement shall become effective upon the date first written on this Agreement.

In consideration of the mutual covenants and conditions herein set forth, the parties have executed this Agreement as of the day and year above written.


Murex Diagnostics Corporation            Digene Corporation

Signature:                               Signature:  /s/ EVAN JONES
          -------------------------                -------------------------

By:     Peet Von Jaarsveld               By:     Evan Jones

Title:  General Manager                  Title:  President & CEO

Date:                                    Date:   August 1, 1997
        --------------------------                --------------------------

                                   EXHIBIT A

                               Exclusive Products

Digene HIV RNA, CMV DNA, HBV DNA Hybrid Capture II quantitative chemiluminescent microplate assays (specific part numbers will be added to this Agreement as the products are formally introduced). Hybrid Capture II Equipment and accessories will be provided on a non-exclusive basis.

Note: Digene is currently discussing the development of a low-cost qualitative HBV DNA detection kit for a pharmaceutical company. Such a kit is not to be considered part of this Agreement.

                                   EXHIBIT B

Territory

Europe                  Poland
Austria                 Czech and Slovak Republics
Belgium                 Hungary
Denmark                 Romania
Finland                 Commonwealth of Independent States
France                  Bulgaria
Germany                 Former Yugoslavia
Ireland                 Estonia
Italy                   Latvia
Luxembourg              Lithuania
Netherlands             Middle East
Norway                  United Arab Emirates
Portugal                Saudi Arabia
Spain                   Lebanon
Sweden                  Oman
Switzerland             Iran
United Kingdom          Iraq
Greece                  Qatar
                        Jordan
Africa                  Bahrain
All Countries           Syria
                        Yemen
                        Israel
Asia/Pacific            Egypt
Singapore               Malta
                        Cyprus
Eastern Europe          Turkish Republic of Northern Cyprus

                                   EXHIBIT C


SPECIFIC SUPPORT AND PROMOTIONAL ACTIVITIES

MDC recognizes that significant market development activities will be required to build sales volume for Digene's products. MDC agrees to actively promote the Products to laboratories and end-user clinicians and pathologists. MDC agrees to execute jointly agreed upon marketing campaigns in the Territory; these campaigns may involve translation and printing of promotional materials into brochures, advertisements and mailers. MDC will also undertake jointly-initiated product promotional campaigns. MDC agrees to conduct these campaigns with reasonable levels of expenditure consistent with the market opportunity for the Products, to maintain appropriate organizational staffing to execute said campaigns and to conduct educational seminars independently and with Digene representatives.

MDC and Digene further agree to the additional rules of engagement as outlined below:

1) Since the Products are integrally and strategically linked with other MDC patient monitoring products MDC will work with Digene to set the strategic plans for the Products. Digene will then work through Dartford to implement those plans across the MDC territories. MDC will drive the territory involvement not Digene.

   MDC reserves the right of final say on marketing strategy, including end-user prices, and tactics for the Products in its territory. If ultimately differences cannot be resolved then Digene's recourse is to terminate the Agreement. Digene cannot over-rule MDC on such issues.

2) MDC to respond on what sales and operational reports it can routinely make available to enable Digene to monitor the implementation of strategic/tactical plans.

   These reports will fall short of providing monthly sales details by customer for all customers, but MDC will try to address key account focus and to the extent possible, provide monthly account volume.

   Details of Product customers specific account information including average sell prices and unit volume by customer will be made available on a periodic basis (at least annually).

   Digene will be entering its own lease-financing arrangements for microplate instruments. Digene shall be provided specific information about the location and users of such equipment. Digene shall be free to contact such customers provided that clearance is provided on a local basis in advance by local Murex management (such clearance not to be unreasonably withheld).

   Digene would prefer that instruments placed by MDC are financed by Digene, with placements being made under pre-agreed rules and guidelines. MDC will not be required to refer placement decisions to Digene providing the placements fall within the pre-agreed guidelines.

3) MDC agrees to consider Digene funding additional sales and marketing resource, including additional sales persons to address a particular opportunity, if MDC does not believe additional resources are commercially justified or fit with MDC strategies and plans.

   However MDC reserves the right to veto any such additional resource if it is held to have an adverse effect on MDC's own plans or if implementation would affect MDC's own activities (e.g. if

        Digene wishes to fund a major trade show but to man the show would take away a disproportionate amount of MDC reps.)

        Digene would have the option to terminate the Agreement if there were disagreement on these additional resource requests.

4) Digene reserves the right to set the strategy and tactics for discussing and managing the relationships with Pharmaceutical companies with potential business in the Territory in respect of the Products. Any subsequent sales of Product into the Territory will however be subject to the standard MDC margin. If Digene wishes to refer to any MDC product or other bundling opportunity with MDC in its discussions with a pharmaceutical company, then Digene will fully discuss this with MDC prior to any approach to any such third party. MDC reserves the right to veto bringing the MDC name or products into any such discussions.

                                   EXHIBIT D
                                 Part 1, Part 2


Purchase Prices

Digene HIV RNA, CMV DNA, HBV DNA Hybrid Capture II quantitative chemiluminescent microplate assays and related accessories (specific prices will be added to this Agreement as the products are formally introduced).

                                   EXHIBIT E


Per Attached Packaged Insert

Product specifications will be agreed in writing in advance of the formal release of the Products by MDC.

                                   EXHIBIT F


TERRITORY                                       DISTRIBUTOR
---------                                       -----------
Europe
------
Austria                                         Szabo, Vienna
Belgium                                         Murex Diagnostics Benelux B.V.
Denmark                                         Orion Diagnostica A/S, Hellebaek
Finland                                         Orion Diagnostica A/S, Espoo
France                                          Murex Diagnostics France S.a.r.l.
Germany                                         Murex Dianostica GmbH
Ireland                                         Cahill May Roberts, Dublin (for MDC)
Italy                                           Murex Diagnostici S.p.a.
Luxembourg                                      Murex Diagnostics Benelux B.V.
Netherlands                                     Murex Diagnostics Benelux B.V.
Norway                                          Orion Diagnostica A/S, Asker
Portugal                                        Sipaco, Lisbon
Spain                                           Murex Diagnostica S.A.
Sweden                                          Orion Diagnostica AB, Trosa
Switzerland                                     Murex Diagnostics Benelux B.V. (Schaffhauser
                                                Branch)
United Kingdom and Africa and Middle east       Murex Biotech (UK) Ltd
(as defined below)
Greece (for HPV Hybrid Capture products only)   Alpha-Medical Ltd, Athens

Africa
------
Botswana                                        Delta Diagnostics
Kenya, Tanzania & Uganda                        Phillips Pharmaceuticals
Namibia                                         Medlab Services
Zambia                                          Africa Health
Zimbabwe                                        Zimpharm

Eastern Europe
--------------
Poland                                          Alexim, Powinska
Czech                                           Interade (for MDC)
Slovek Republic                                 Timed Spol, Bratislava
Hungary                                         Unilab, Budapest
Romania                                         Tamisa Trading, Bucharest
Commonwealth of Independent States              Dynatech, Denkendorf (Germany)
Bulgaria                                        Global Medical, Sofia
Estonia                                         Lisa, Tallin

Middle East
-----------
United Arab Emirates                            Gulf and World Traders, Dubai
Saudi Arabia                                    Abdulnehman Algosaib GTB, Riyadh

                                   EXHIBIT G




                               QUALITY ASSURANCE

                               INCOMING GOODS AND

                         PRODUCT RELEASE SPECIFICATIONS




To be agreed upon jointly in writing on a product by product basis at product release.